EXHIBIT 10.1

AMENDMENT NO. 1

TO

ANAVEX LIFE SCIENCES CORP.

2022 OMNIBUS INCENTIVE PLAN

The Anavex Life Sciences Corp. 2022 Omnibus Incentive Plan (the “Plan”) is hereby amended as follows (capitalized terms used herein and not defined herein shall have the respective meaning ascribed to such terms in the Plan):

1.	Section 3 of the Plan shall be amended by adding the following new Section 3.7 immediately following Section 3.6 of the Plan:

3.7       Minimum Vesting Requirements

Notwithstanding any other provision of the Plan to the contrary, no portion of any stock-based Award granted under the Plan shall vest earlier than the first anniversary of the date the Award is granted; provided, that the following Awards shall not be subject to the foregoing minimum vesting requirement: any (i) Substitute Awards, (ii) Shares delivered in lieu of fully-vested cash Awards, (iii) any additional Awards the Board may grant, up to a maximum of five percent (5%) of the available share reserve authorized for issuance under the Plan pursuant to Section 4 (subject to adjustment under Section 15), (iv) upon the occurrence of a Change in Control or (v) accelerated exercisability or vesting of any Award in cases of death or disability.

2.	Section 4.1 of the Plan shall be deleted in its entirety and replaced with the following:

4.1       Authorized Number of Shares

Subject to adjustment under Section 15, the aggregate number of Shares authorized to be awarded under the Plan shall not exceed 14,000,000 as adjusted for any recapitalization, reclassification, stock split, reverse split, combination of Shares, exchange of Shares, stock dividend or other distribution payable in capital stock, or other increase or decrease in such Shares effected without receipt of consideration by the Company. In addition, Shares underlying any outstanding award granted under the Prior Plan that, following the Effective Date, expires, or is terminated, surrendered, or forfeited for any reason without issuance of Shares shall be available for the grant of new Awards, provided that any Shares that are not delivered under any award granted under the Prior Plan because they were used to satisfy the exercise or purchase price or any applicable withholding obligation shall not be available for the grant of new Awards. Shares issued under the Plan may consist in whole or in part of authorized but unissued Shares, treasury Shares, or Shares purchased on the open market or otherwise, all as determined by the Board from time to time.

3.	Section 4.2.5 of the Plan shall be deleted in its entirety and replaced with the following:

4.2.5       Payment of Option Price or Tax Withholding in Shares

If Shares issuable upon exercise, vesting, or settlement of an Award, or Shares owned by a Grantee (which are not subject to any pledge or other security interest) are surrendered or tendered to the Company in payment of the Option Price or Purchase Price of an Award or any taxes required to be withheld in respect of an Award, in each case, in accordance with the terms of the Plan and any applicable Award Agreement, such surrendered or tendered Shares shall not again be available for the grant of Awards. For a stock-settled SAR, the number of Shares subject to the Award, not only the net Shares actually issued upon exercise of the SAR, shall be counted against the limit in Section 4.1.

4.	Section 17.8 of the Plan shall be deleted in its entirety and replaced with the following:

7.18       Separation from Service

The Board shall determine the effect of a Separation from Service upon Awards, and such effect shall be set forth in the applicable Award Agreement, provided that the Board shall only have the discretion to provide for the accelerated vesting of an Award upon a Separation from Service if such accelerated vesting would otherwise comply with Section 3.7.

5.	All other provisions of the Plan remain in full force and effect, other than any provision that conflicts with the terms and spirit of this amendment.

Adopted by the Board of Directors on April 17, 2025

Adopted by the Shareholders on June 10, 2025